Exhibit (c)(12)

CONFIDENTIAL 9 JULY 2008 DISCUSSION MATERIALS

Disclaimer The information herein has been prepared by Lazard based upon information supplied by Tower Group, Inc. (the Company) and CastlePoint Holdings, Ltd. (CastlePoint) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and CastlePoint with respect to the anticipated future performance of the Company and CastlePoint. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, CastlePoint or any other entity, or concerning solvency or fair value of the Company, CastlePoint or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and CastlePoint to the future financial performance of the Company or CastlePoint. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Tower Group, Inc. (the Special Committee), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

CONFIDENTIAL Table of Contents I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES 1 II MARKET UPDATE SINCE 5/22 INITIAL INDICATION 7 III PRO FORMA FINANCIAL ANALYSIS 15 IV SELECTED STRUCTURAL CONSIDERATIONS 23 Appendix 23 A Additional Pro Forma Financial Analyses 27 B Selected Comparable Public Company Trading Analysis 33 C Convertible Preferred 36 D Selected CastlePoint Information 41

I Capital Raise Scenario and Transaction Financing Alternatives

I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES Tower Capital Raising Assumptions Capital Raise Assumptions: New shares of common stock are issued beginning in 2008 in order to reduce cessions to CastlePoint; $172 million in aggregate through 2012 New common stock is issued at a various P/E sensitivities Underwriting fee and legal/other expenses of 6% Financial leverage consistent with combined TWGP/CPHL model Ceded premiums for brokerage business consistent with combined TWGP/CPHL model Senior debt is issued beginning in 2009; $128 million in aggregate through 2012 Approximate interest rate of 8% (interest rate inclusive of fees) Target BCAR ratio between 190 and 205 (consistent with combined TWGP/CPHL model) Scenario Assumptions: Brokerage premium volumes consistent with “A-2” Case Program business no longer written by Tower on behalf of CastlePoint Gross expense and loss ratios are consistent with “A-2” Case Annual dividend assumption consistent with “A-2” Case ($0.20 per share) Third-party cessions consistent with “TWGP/CPHL” case 1

TOWER GROUP

I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES

Tower Standalone Capital Raise and P/E Sensitivity Analysis

($ in millions, except per share amounts)

- **Management has developed an illustrative case that achieves brokerage premium volumes consistent with the "A-2" management plans, while raising capital in order to retain additional business presently ceded to CastlePoint. Capital raised is consistent with management's combined TWGP/CPHL model debt-to-total capital ratio. Brokerage cessions are also consistent with management forecasts**
  - Management is uncertain whether they would receive 100% equity credit from rating agencies for debt raised at the holding company level and contributed to downstream statutory entities
  - Analysis does not explicitly consider potential near-term M&A opportunities that may be pursued with additional capital flexibility
  - Management does not endorse this approach to raising capital in a standalone context (e.g., leverage ratios, cessions)

	2008E	2009E	2010E	2011E	2012E
Net Income	$68.5	$82.7	$108.5	$129.5	$158.7
Forward Share Price	25.04	28.51	35.86	42.29	50.37
Earnings per Share	2.78	3.17	3.98	4.70	5.60
Forward Multiple	9.0x	9.0x	9.0x	9.0x	9.0x
Equity Raised	$35.1	$42.0	$40.5	$14.0	$40.0
Unadjusted Diluted Shares (mm)	23.2	24.6	26.1	27.2	27.6
Shares Issued (mm)	1.4	1.5	1.1	0.3	0.8
Adjusted Diluted Shares (mm)	24.6	26.1	27.2	27.6	28.4

		Earnings per Share				
		2008E	2009E	2010E	2011E	2012E
Forward Multiple	6.3x	$2.71	$3.01	$3.71	$4.35	$5.12
	8.0	2.76	3.12	3.90	4.60	5.45
	9.0	2.78	3.17	3.98	4.70	5.60
	10.0	2.80	3.21	4.05	4.78	5.71

Source: Management forecasts

2 LAZARD

TOWER GROUP

I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES

Scenario Assumptions – Cash Financing Alternatives

2009E pre-tax transaction adjustments at illustrative $12.32 purchase price (29% premium to current)

CONSISTENT ACROSS ALL SCENARIOS

- Transaction close: December 2008
- Consideration: Cash (~ $120mm) and Tower common stock issued for balance of consideration
- Assumes gain on sale of CastlePoint stock (~ $5mm) is taxed at 35% rate
- Purchase accounting adjustments:
  - Limited estimated intangibles: ~ $8mm (amortized over 10 years)
  - Loss from TRM accounting change from brokerage to insurance company: ~ $5mm (first 12 months)
  - Loss of equity income in CastlePoint: ~ $6mm
  - Estimated transaction costs: $20mm
- Loss of Bermuda tax benefit: ~ $30mm (assumes ~ 35% tax rate)
- Increased earnings from shift towards higher margin business mix (e.g., reduced reinsurance business and increased primary business): ~ $3mm
- Expense synergies: ~ $5mm
- Adjustments tax effected at Tower effective tax rate (~ 35%)
- Assumes Tower standalone dividend per share maintained following close ($0.20)

CPHL CASH

- Bridge loan: Commitment fee (on $145mm) and draw fee (on $145mm)
- Assumes bridge is repaid 6 months following close
- Loss of income from impact of external reinsurance: ~ $9mm
- Foregone interest income on CPHL cash: 5.5% ($8mm)

CPHL CASH NO BRIDGE

- No bridge loan
- No debt financing
- Cash: $145mm
- Loss of income from impact of external reinsurance: ~ $9mm
- Foregone interest income on CPHL cash: 5.5% ($8mm)

$75MM TERM DEBT & $70MM CPHL CASH

- Bridge loan: Commitment fee (on $145mm); draw fee (on $70mm) (assumes private placement of term loan executed pre-closing)
- Term loan: $75mm
  - Placement fee: 100bps
  - Interest rate: 7.8%
- Cash: $70mm
  - Assumes bridge is repaid 6 months following close
- Loss of income from impact of external reinsurance: ~ $6mm
- Foregone interest income on CPHL cash: 5.5% ($4mm)

$75MM CONVERTIBLE PREF. & $70MM CPHL CASH

- Bridge loan: Commitment fee (on $70mm); draw fee (on $70mm)
  - Issued as merger consideration
- Convertible preferred: $75mm
  - 3-year maturity
  - 30% premium to TWGP price
  - Interest rate: 8.2%
- Cash: $70mm
  - Assumes bridge is repaid 6 months following close
- Loss of income from impact of external reinsurance: ~ $6mm
- Foregone interest income on CPHL cash: 5.5% ($4mm)
- Not currently supported by management

3 LAZARD

TOWER GROUP

I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES

Indicative Bridge Loan Terms

FACILITY	■ $145mm Bridge Loan
TENOR	■ Commitment Letter Expiration: Seven months from acceptance ■ Bridge Loan: Six months from close of the bridge facility
CONDITIONS PRECEDENT TO CLOSE	■ "Typical" for a transaction of this nature including but not limited to: ▪ Minimum A.M. Best Financial Strength rating at close: A- ▪ KeyBanc confirming no conditions other than merger agreement to close
COLLATERAL	■ Unsecured; Collateral will be delivered in the event that the Company's A.M. Best Financial Strength falls below "A-"
COVENANTS	▪ Debt / Capitalization: ≤ 35.0% ▪ Fixed Charge Coverage Ratio ▪ Minimum Net Worth
UNUSED FEE FOR COMMITMENT LETTER	■ 25 bps on the amount of the Commitment Letter, beginning upon acceptance and due quarterly in arrears until the Bridge Facility is closed
STRUCTURING/ ADVISORY FEES	■ Upon acceptance of the Commitment Letter: 100 bps in the Commitment Letter ■ Upon funding of the Bridge Facility: 200 bps in the Bridge Facility drawn amount
PRICING FOR BRIDGE FACILITY	■ LIBOR plus margin(a) ▪ At close: 350 bps ▪ After 3 months: 450-500 bps

Source: KeyBanc

(a) Assumes a LIBOR floor (level TBD).

4 LAZARD

I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES Comprehensive Scenario Comparison – ’09/’10 EPS Impact ($) 5/22 Initial Offer (Hi) at Ex. Ratio: Implied Tower: Fixed Variable Price Paid per CastlePoint Share Share Price P/B (a) $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Tower Standalone Base Case (“A-2”) $3.44 $3.44 $3.44 $3.44 $3.44 $3.44 $3.44 $3.44 $145 CPHL Cash & Bridge 4.65 3.10 3.77 3.37 3.15 3.07 3.00 2.93 $145 CPHL Cash & No Bridge 4.80 3.24 3.91 3.51 3.29 3.21 3.13 3.06 $75 Term Debt, $70 CPHL Cash & Bridge 4.73 3.17 3.85 3.45 3.23 3.14 3.07 3.00 2009E $75 Preferred, $70 CPHL Cash & Bridge 4.71 3.24 3.88 3.50 3.29 3.21 3.14 3.07 EPS Capital Raise at Forward P/E: 6.3x $18.94 1.21x 3.01 3.01 3.01 3.01 3.01 3.01 3.01 3.01 8.0 24.96 1.60 3.12 3.12 3.12 3.12 3.12 3.12 3.12 3.12 9.0 28.51 1.82 3.17 3.17 3.17 3.17 3.17 3.17 3.17 3.17 10.0 32.06 2.05 3.21 3.21 3.21 3.21 3.21 3.21 3.21 3.21 Tower Standalone Base Case (“A-2”) $4.07 $4.07 $4.07 $4.07 $4.07 $4.07 $4.07 $4.07 $145 CPHL Cash & Bridge 4.40 3.87 4.15 4.04 3.94 3.84 3.75 3.66 $145 CPHL Cash & No Bridge 4.40 3.87 4.15 4.04 3.94 3.84 3.75 3.66 $75 Term Debt, $70 CPHL Cash & Bridge 4.41 3.87 4.16 4.04 3.94 3.84 3.75 3.66 2010E $75 Preferred, $70 CPHL Cash & Bridge 4.38 3.89 4.15 4.04 3.94 3.85 3.77 3.68 EPS Capital Raise at Forward P/E: 6.3x $23.39 1.50x 3.71 3.71 3.71 3.71 3.71 3.71 3.71 3.71 8.0 31.23 2.00 3.90 3.90 3.90 3.90 3.90 3.90 3.90 3.90 9.0 35.86 2.29 3.98 3.98 3.98 3.98 3.98 3.98 3.98 3.98 10.0 40.50 2.59 4.05 4.05 4.05 4.05 4.05 4.05 4.05 4.05 Source: FactSet (7/7/08) and management forecasts. (a) Based on Tower book value per share of $15.63 as of 12/31/08. 5

I CAPITAL RAISE SCENARIO AND TRANSACTION FINANCING ALTERNATIVES Comprehensive Scenario Comparison – ’09/’10 EPS Acc./(Dil.) (%) 5/22 Initial Offer (Hi) at Ex. Ratio: Implied Tower: Fixed Variable Price Paid per CastlePoint Share Share Price P/B (a) $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Tower Standalone Base Case (“A-2”) $3.44 $3.44 $3.44 $3.44 $3.44 $3.44 $3.44 $3.44 $145 CPHL Cash & Bridge 35% (10%) 9% (2%) (8%) (11%) (13%) (15%) $145 CPHL Cash & No Bridge 39% (6%) 14% 2% (4%) (7%) (9%) (11%) 2009E $75 Term Debt, $70 CPHL Cash & Bridge 37% (8%) 12% 0% (6%) (9%) (11%) (13%) EPS $75 Preferred, $70 CPHL Cash & Bridge 37% (6%) 13% 2% (5%) (7%) (9%) (11%) ACC./ Capital Raise at Forward P/E: (DIL.) 6.3x $18.94 1.21x (13%) (13%) (13%) (13%) (13%) (13%) (13%) (13%) 8.0 24.96 1.60 (9%) (9%) (9%) (9%) (9%) (9%) (9%) (9%) 9.0 28.51 1.82 (8%) (8%) (8%) (8%) (8%) (8%) (8%) (8%) 10.0 32.06 2.05 (7%) (7%) (7%) (7%) (7%) (7%) (7%) (7%) Tower Standalone Base Case (“A-2”) $4.07 $4.07 $4.07 $4.07 $4.07 $4.07 $4.07 $4.07 $145 CPHL Cash & Bridge 8% (5%) 2% (1%) (3%) (6%) (8%) (10%) $145 CPHL Cash & No Bridge 8% (5%) 2% (1%) (3%) (6%) (8%) (10%) 2010E $75 Term Debt, $70 CPHL Cash & Bridge 8% (5%) 2% (1%) (3%) (6%) (8%) (10%) EPS $75 Preferred, $70 CPHL Cash & Bridge 8% (5%) 2% (1%) (3%) (5%) (7%) (10%) ACC./ Capital Raise at Forward P/E: (DIL.) 6.3x $23.39 1.50x (9%) (9%) (9%) (9%) (9%) (9%) (9%) (9%) 8.0 31.23 2.00 (4%) (4%) (4%) (4%) (4%) (4%) (4%) (4%) 9.0 35.86 2.29 (2%) (2%) (2%) (2%) (2%) (2%) (2%) (2%) 10.0 40.50 2.59 (0%) (0%) (0%) (0%) (0%) (0%) (0%) (0%) Source: FactSet (7/7/08) and management forecasts. (a) Based on Tower book value per share of $15.63 as of 12/31/08. 6

II Market Update Since 5/22 Initial Indication

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION Comparative Stock Price Performance – Tower vs. CastlePoint $50.00 VWAP (a) % Change from Current Tower CastlePoint 52-Week High $35.50 $15.00 Tower CastlePoint Tower CastlePoint Date 12/25/07 7/7/07 Current Price $20.31 $9.55 -- -- 52-Week Low $20.31 $9.09 30 Day 23.77 9.52 17% (0%) Date 7/7/08 6/30/08 45 Day 24.15 9.73 19% 2% 40.00 60 Day 24.74 9.83 22% 3% 90 Day 24.91 9.81 23% 3% 30.00 $20.31 20.00 10.00 $9.55 0.00 7 Jul 07 18 Sep 07 30 Nov 07 11 Feb 08 24 Apr 08 7 Jul 08 Tower CastlePoint Source: FactSet (7/7/08) and Bloomberg. (a) Volume weighted average price. 7

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION Recent Trading Performance Current Since Initial Price Indication 7/7/08 5/22/08 Tower $20.31 (25.6%) CastlePoint 9.55 (10.8%) Selected Specialty: Markel $356.20 (11.5%) Navigators 51.94 3.4% Philadelphia 32.84 (11.7%) RLI 47.20 (6.1%) W.R. Berkley 23.80 (12.7%) Mean (7.7%) Median (11.5%) Selected Bermuda: Aspen $23.00 (10.5%) Endurance 30.08 (12.2%) Odyssey Re 36.31 (3.9%) PartnerRe 67.07 (9.2%) Platinum Underwriters 31.87 (12.0%) Mean (9.6%) Median (10.5%) Memo: S&P 500 1,252 (10.2%) Source: FactSet (7/7/08). 8

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION Historical Valuation: NTM Price/Earnings 16.0x Average Current 5/22/08 1-Year 2-Years 3-Years CastlePoint 4.7x 5.5x 6.3x -- -- Bermuda Reinsurers (a) 5.9 6.6 7.3 7.5x 7.4x Tower 6.3 8.7 9.3 11.3 11.7 Specialty P&C (b) 9.0 9.8 10.3 11.4 11.6 Bermuda Primary Insurers (c) 6.2 7.4 7.5 7.7 7.8 12.0 9.0x 8.0 6.3x 6.2x 5.9x 4.7x 4.0 23 Mar 07 25 Jun 07 27 Sep 07 31 Dec 07 3 Apr 08 7 Jul 08 CastlePoint Bermuda Reinsurers (a) Tower Specialty P&C (b) Bermuda Primary Insurers (c) Source: FactSet (7/7/08). (a) Includes Aspen, Endurance, PartnerRe, Odyssey Re and Platinum Underwriters. (b) Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley. (c) Includes ACE, Arch, EverstRe, Max Re and Argo Group. 9

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION Historical Valuation: Price/Reported Book Value 4.00x Average Current 5/22/08 1-Year 2-Years 3-Years CastlePoint 0.87x 0.98x 1.06x -- -- Bermuda Reinsurers (a) 0.89 0.94 1.01 1.07x 1.09x Tower 1.51 2.03 2.16 2.90 2.92 Specialty P&C (b) 1.35 1.45 1.62 1.83 1.88 3.00 Bermuda Primary Insurers (c) 0.84 0.99 1.13 1.24 1.28 2.00 1.51x 1.35x 0.89x 1.00 0.87x 0.84x 0.00 23 Mar 07 25 Jun 07 27 Sep 07 31 Dec 07 3 Apr 08 7 Jul 08 CastlePoint Bermuda Reinsurers (a) Tower Specialty P&C (b) Bermuda Primary Insurers (c) Source: FactSet (7/7/08). (a) Includes Aspen, Endurance, PartnerRe, Odyssey Re and Platinum Underwriters. (b) Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley. (c) Includes ACE, Arch, EverstRe, Max Re and Argo Group. 10

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION Implied Value of Tower Offer at 0.4513 & 0.4317 Exchange Ratio $12.50 22 May 08 % Change Since 5/22/08 $12.32 10% Premium (18.7%) 15% Premium (19.0%) 12.00 22 May 08 $11.78 11.50 11.00 10.50 10.00 $9.98 $9.58 9.50 22 May 08 31 May 08 9 Jun 08 18 Jun 08 27 Jun 08 7 Jul 08 Implied Offer Value at 15% Premium (a) Implied Offer Value at 10% Premium (b) Source: FactSet (7/7/08). Note: Based on original offer consideration. (a) Assumes cash component of $3.17 per CastlePoint share and the remainder as stock consideration. (b) Assumes cash component of $3.19 per CastlePoint share and the remainder as stock consideration. 11

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION Historical Exchange Ratio – CastlePoint/Tower 0.7000 52-Week High/Low 52-Week High 0.4827 Date 7/17/07 52-Week Low 0.3332 Date 12/25/07 VWAP (a) 0.6000 30 Day 0.4008 45 Day 0.4031 60 Day 0.3972 90 Day 0.3938 5/22/08 vs. Current 5/22/08 0.3925 0.5000 Current 0.4702 % Change 19.8% 0.4702 0.4138 0.4000 22 May 08 0.3000 7 Jul 07 18 Sep 07 30 Nov 07 11 Feb 08 24 Apr 08 7 Jul 08 CastlePoint/Tower Exchange Ratio Average Source: FactSet (7/7/08). (a) Volume weighted average price. 12

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION CastlePoint Financial Advisor Response to 5/22 Initial Indication Seeking $14.50 per CastlePoint share PURCHASE PRICE Up to 50% of consideration in cash and the remainder in Tower common stock CONSIDERATION Based upon, in part, an extrapolation of management analysis of incremental reinsurance utilization “Flexible” with respect to amount of cash in transaction “Purchase price more important relative to mix of consideration” OTHER FEEDBACK “Will consider pro forma trading value of Tower stock received in evaluating an offer” Response reflected Tower share price of $25.84 ADDITIONAL INFORMATION Implied fixed exchange ratio 0.5611 at $14.50 asking price 13

II MARKET UPDATE SINCE 5/22 INITIAL INDICATION CastlePoint Share Price/Volume Analysis (shares in millions) 4/1/07 – 6/30/07 (FIRST QUARTER POST-IPO) 7/1/07 – 3/31/08 Volume (MM) Volume (MM) 25.0 25.0 Total Volume: 9.2 Averae: $15.64 Total Volume: 33.2 22.9 Averae: $11.98 20.0 20.0 15.0 15.0 10.0 10.0 6.5 5.0 5.0 3.2 2.4 1.7 1.9 1.7 1.4 0.6 0.2 0.0 0.0 $14.41 –$14.81 $14.81 – $15.21 $15.21 – $15.61 $15.61 – $16.01 $16.01 – $16.41 $8.00 – $9.60 $9.60 – $11.20 $11.20 – 12.80 $12.80 – $14.40 $14.40 – $16.00 Source: FactSet (7/7/08). 14

III Pro Forma Financial Analysis

III PRO FORMA FINANCIAL ANALYSIS Transaction Sources and Uses ($ in millions, except per share amounts) Transaction reflects accessin $145mm of CastlePoint’s cash via a bride pre-closin 5/22 Initial Offer Tower Current Fixed Price Paid per CastlePoint Share Statistic $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price ($9.55) 5% 29% 15% 20% 26% 31% 36% 41% Sources: Tower Equity Issued $235.3 $324.6 $274.2 $293.3 $312.4 $331.5 $350.6 $369.7 Debt/Preferred 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 CastlePoint Cash (Bride) 145.0 145.0 145.0 145.0 145.0 145.0 145.0 145.0 Tower Ownership in CastlePoint 25.5 31.5 28.1 29.4 30.7 31.9 33.2 34.5 Total Sources $405.8 $501.1 $447.3 $467.7 $488.1 $508.4 $528.8 $549.2 Uses: Equity Purchase Price $382.1 $475.3 $422.7 $442.6 $462.6 $482.5 $502.4 $522.4 Transaction Costs 20.0 20.0 20.0 20.0 20.0 20.0 20.0 20.0 Tax on ain from Sale of Tower Ownership in CastlePoint 3.7 5.8 4.6 5.0 5.5 5.9 6.4 6.8 Total Uses $405.8 $501.1 $447.3 $467.7 $488.1 $508.4 $528.8 $549.2 Leverae: Debt + Hybrids/Capital 22% 28% 25% 27% 26% 26% 25% 25% 24% Moody’s Debt/Tanible Capital (a) 18% 22% 21% 21% 21% 21% 21% 21% 21% Debt + Hybrids/Tanible Capital 24% 30% 27% 28% 28% 27% 27% 27% 27% Consideration Mix (b): Stock 66% 73% 69% 71% 72% 74% 75% 76% Cash 34% 27% 31% 29% 28% 26% 25% 24% Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. (a) Assumes 25% equity credit for trust preferreds, in accordance with Moody’s ratin methodoloy. (b) Excludes CastlePoint shares held by Tower. 15

III PRO FORMA FINANCIAL ANALYSIS Pro Forma 2009E EPS Accretion/(Dilution) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer Current Fixed Price Paid per CastlePoint Share $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium 5% 29% 15% 20% 26% 31% 36% 41% 2009E EPS Accretion/(Dilution) - % Current Price $20.31 35% (10%) 9% (2%) (8%) (11%) (13%) (15%) Volume 30 23.77 42% (4%) 16% 4% (3%) (5%) (7%) (9%) Weighted 45 24.15 43% (4%) 16% 4% (2%) (4%) (7%) (9%) Average 60 24.74 44% (3%) 17% 5% (1%) (4%) (6%) (8%) Price 90 24.91 44% (3%) 17% 5% (1%) (3%) (5%) (7%) 6/19/08 25.84 45% (1%) 19% 7% 0% (2%) (4%) (6%) 5/22/08 27.29 48% 1% 21% 9% 2% (0%) (2%) (4%) 2009E EPS Accretion/(Dilution) - $ Current Price $20.31 $1.21 ($0.34) $0.33 ($0.07) ($0.29) ($0.37) ($0.44) ($0.51) Volume 30 23.77 1.44 (0.15) 0.54 0.13 (0.10) (0.17) (0.25) (0.32) Weighted 45 24.15 1.47 (0.13) 0.56 0.15 (0.08) (0.15) (0.23) (0.30) Average 60 24.74 1.50 (0.10) 0.59 0.18 (0.05) (0.13) (0.20) (0.27) Price 90 24.91 1.51 (0.09) 0.60 0.19 (0.04) (0.12) (0.19) (0.26) 6/19/08 25.84 1.56 (0.05) 0.65 0.23 0.00 (0.07) (0.14) (0.21) 5/22/08 27.29 1.64 0.02 0.72 0.30 0.07 (0.01) (0.08) (0.15) Implied Aggregate Exchange Ratio Current Price $20.31 0.4914x 0.6066x 0.5416x 0.5662x 0.5908x 0.6155x 0.6401x 0.6647x Volume 30 23.77 0.4199 0.5184 0.4628 0.4839 0.5049 0.5260 0.5470 0.5680 Weighted 45 24.15 0.4132 0.5101 0.4555 0.4762 0.4969 0.5176 0.5383 0.5590 Average 60 24.74 0.4034 0.4979 0.4446 0.4648 0.4850 0.5052 0.5254 0.5456 Price 90 24.91 0.4007 0.4946 0.4416 0.4617 0.4818 0.5018 0.5219 0.5420 6/19/08 25.84 0.3862 0.4768 0.4257 0.4450 0.4644 0.4837 0.5031 0.5224 5/22/08 27.29 0.3657 0.4514 0.4031 0.4214 0.4397 0.4580 0.4764 0.4947 16

III PRO FORMA FINANCIAL ANALYSIS Pro Forma 2010E EPS Accretion/(Dilution) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer Current Fixed Price Paid per CastlePoint Share $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium 5% 29% 15% 20% 26% 31% 36% 41% 2010E EPS Accretion/(Dilution) - % Current Price $20.31 8% (5%) 2% (1%) (3%) (6%) (8%) (10%) Volume 30 23.77 14% 1% 8% 5% 3% 0% (2%) (4%) Weighted 45 24.15 14% 2% 8% 6% 3% 1% (1%) (3%) Average 60 24.74 15% 3% 9% 7% 4% 2% (0%) (3%) Price 90 24.91 15% 3% 9% 7% 4% 2% (0%) (2%) 6/19/08 25.84 17% 4% 11% 8% 6% 3% 1% (1%) 5/22/08 27.29 18% 6% 13% 10% 8% 5% 3% 1% 2010E EPS Accretion/(Dilution) - $ Current Price $20.31 $0.33 ($0.20) $0.08 ($0.03) ($0.13) ($0.23) ($0.32) ($0.41) Volume 30 23.77 0.56 0.05 0.32 0.21 0.11 0.01 (0.08) (0.17) Weighted 45 24.15 0.58 0.07 0.34 0.23 0.13 0.04 (0.05) (0.14) Average 60 24.74 0.61 0.11 0.38 0.27 0.17 0.07 (0.02) (0.10) Price 90 24.91 0.62 0.12 0.39 0.28 0.18 0.08 (0.01) (0.09) 6/19/08 25.84 0.67 0.17 0.44 0.33 0.23 0.14 0.05 (0.04) 5/22/08 27.29 0.74 0.25 0.51 0.41 0.31 0.22 0.13 0.05 Implied Aggregate Exchange Ratio Current Price $20.31 0.4914x 0.6066x 0.5416x 0.5662x 0.5908x 0.6155x 0.6401x 0.6647x Volume 30 23.77 0.4199 0.5184 0.4628 0.4839 0.5049 0.5260 0.5470 0.5680 Weighted 45 24.15 0.4132 0.5101 0.4555 0.4762 0.4969 0.5176 0.5383 0.5590 Average 60 24.74 0.4034 0.4979 0.4446 0.4648 0.4850 0.5052 0.5254 0.5456 Price 90 24.91 0.4007 0.4946 0.4416 0.4617 0.4818 0.5018 0.5219 0.5420 6/19/08 25.84 0.3862 0.4768 0.4257 0.4450 0.4644 0.4837 0.5031 0.5224 5/22/08 27.29 0.3657 0.4514 0.4031 0.4214 0.4397 0.4580 0.4764 0.4947 17

III PRO FORMA FINANCIAL ANALYSIS Regression Analysis – Price/Book vs. 2009E ROE 5/22 Initial Offer Current Fixed Price Paid per CastlePoint Share $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price ($9.55) 5% 29% 15% 20% 26% 31% 36% 41% Pro Forma 2009E ROAE 24.0% 16.4% 19.8% 17.8% 16.7% 16.3% 15.9% 15.5% Implied Price/Book 2.05x 1.34x 1.62x 1.45x 1.36x 1.33x 1.30x 1.27x Implied Pro Forma Share Price $35.27 $23.55 $28.11 $25.30 $23.86 $23.38 $22.94 $22.53 Implied 2009E P/E 7.6x 7.6x 7.5x 7.5x 7.6x 7.6x 7.6x 7.7x Implied 2010E P/E 8.0 6.1 6.8 6.3 6.1 6.1 6.1 6.2 Price/Book 2.50x R2 = 0.67 2.00 AmTrust Philadelphia 1.50 1.51x RLI Tower National Markel Navigators Interstate First Mercury Hallmark W.R. Berkley 1.00 HCC Insurance American Safety 0.50 Specialty United America Underwriters 19.2% 0.00 5% 10% 15% 20% 25% Source: FactSet (7/7/08) and SNL. 2009E ROE(a)(a) IBES median consensus. 18

III PRO FORMA FINANCIAL ANALYSIS Illustrative Pro Forma Impact (12/08 Close) ($ in millions, except per share amounts) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer Tower Current Fixed Price Paid per CastlePoint Share Statistic $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price ($9.55) 5% 29% 15% 20% 26% 31% 36% 41% Pro Forma Financial Data: 2010E EPS $4.07 $4.40 $3.87 $4.15 $4.04 $3.94 $3.84 $3.75 $3.66 Book Value per Share (12/31/08): Reported $15.63 $17.19 $17.54 $17.35 $17.42 $17.50 $17.56 $17.63 $17.69 Tangible (a) 13.89 15.93 15.91 16.09 16.16 16.17 15.77 15.38 15.01 2010E ROAE 19% 19% 17% 18% 18% 18% 17% 17% 17% Implied Pro Forma Share Price at 2010E P/E Multiple of: 4.8x $21.14 $18.59 $19.94 $19.40 $18.90 $18.42 $17.98 $17.55 5.4 23.88 21.00 22.52 21.91 21.34 20.81 20.31 19.83 7.1 31.27 27.50 29.49 28.69 27.95 27.25 26.59 25.96 8.1 35.67 31.37 33.65 32.74 31.89 31.09 30.34 29.62 12/08 Tower Standalone Share Price at 5.4x 2010E Earnings $4.07 $22.07 $22.07 $22.07 $22.07 $22.07 $22.07 $22.07 $22.07 % Change from Current 20.31 9% 9% 9% 9% 9% 9% 9% 9% Share Price Difference – Standalone vs. Pro Forma at 2010E P/E Multiple of: 4.8x (4%) (16%) (10%) (12%) (14%) (17%) (19%) (20%) 5.4 8% (5%) 2% (1%) (3%) (6%) (8%) (10%) 7.1 42% 25% 34% 30% 27% 24% 21% 18% 8.1 62% 42% 52% 48% 45% 41% 37% 34% Total Share Price Difference – Current vs. Pro Forma at 2010E P/E Multiple of: 4.8x 4% (8%) (2%) (4%) (7%) (9%) (11%) (14%) 5.4 18% 3% 11% 8% 5% 2% (0%) (2%) 7.1 54% 35% 45% 41% 38% 34% 31% 28% 8.1 76% 54% 66% 61% 57% 53% 49% 46% Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. (a) Excludes purchase accounting related goodwill and intangibles. 19

III PRO FORMA FINANCIAL ANALYSIS “Has/Gets” Analysis – CastlePoint Shareholder Perspective at Closing ($ in millions, except per share amounts) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer CastlePoint Current Fixed Price Paid per CastlePoint Share Statistic $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price $9.55 5% 29% 15% 20% 26% 31% 36% 41% Pro Forma 2010E EPS $4.40 $3.87 $4.15 $4.04 $3.94 $3.84 $3.75 $3.66 Implied Exchange Ratio (Ex ~ $120mm Cash) 0.3242x 0.4436x 0.3763x 0.4019x 0.4273x 0.4528x 0.4783x 0.5037x Pro Forma 2010E EPS per CastlePoint Share $1.43 $1.72 $1.56 $1.62 $1.68 $1.74 $1.79 $1.84 Implied Stock Consideration per CastlePoint Share at 2010E P/E Multiple of: 4.8x $6.85 $8.25 $7.50 $7.80 $8.07 $8.34 $8.60 $8.84 5.4 7.74 9.32 8.48 8.81 9.12 9.42 9.71 9.99 7.1 10.14 12.20 11.10 11.53 11.94 12.34 12.72 13.08 8.1 11.57 13.92 12.66 13.16 13.63 14.08 14.51 14.92 Plus: Cash Consideration per CastlePoint Share $3.40 $3.31 $3.36 $3.34 $3.32 $3.30 $3.29 $3.27 Implied Total Consideration per CastlePoint Share at 2010E P/E Multiple of: 4.8x $10.25 $11.56 $10.86 $11.13 $11.40 $11.65 $11.88 $12.11 5.4 11.14 12.63 11.83 12.14 12.44 12.73 13.00 13.26 7.1 13.53 15.51 14.46 14.87 15.26 15.64 16.00 16.35 8.1 14.96 17.23 16.02 16.49 16.95 17.38 17.80 18.19 12/08 CastlePoint Standalone Share Price at 0.87x Book Value (12/31/08) $12.32 $10.73 $10.73 $10.73 $10.73 $10.73 $10.73 $10.73 $10.73 % Change from Current 9.55 12% 12% 12% 12% 12% 12% 12% 12% Share Price Difference – Standalone vs. Pro Forma at 2010E P/E Multiple of: 4.8x (5%) 8% 1% 4% 6% 9% 11% 13% 5.4 4% 18% 10% 13% 16% 19% 21% 24% 7.1 26% 45% 35% 39% 42% 46% 49% 52% 8.1 39% 61% 49% 54% 58% 62% 66% 69% Total Share Price Difference – Current vs. Pro Forma at 2010E P/E Multiple of: 4.8x 7% 21% 14% 17% 19% 22% 24% 27% 5.4 17% 32% 24% 27% 30% 33% 36% 39% 7.1 42% 62% 51% 56% 60% 64% 68% 71% 8.1 57% 80% 68% 73% 77% 82% 86% 90% Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. 20

III PRO FORMA FINANCIAL ANALYSIS Exchange Ratio Analysis Tower Illustrative Exchange Ratio Statistic 0.4513x 0.4750x 0.5000x 0.5250x 0.5500x 0.5611x 0.5750x 0.6000x Accretion/(Dilution) - $ EPS 2009E $3.44 $1.94 $1.50 $1.05 $0.61 $0.19 $0.01 ($0.21) ($0.32) 2010E 4.07 0.53 0.41 0.29 0.16 0.05 (0.01) (0.07) (0.17) BVPS Reported $15.63 $1.42 $1.51 $1.59 $1.67 $1.75 $1.78 $1.82 $1.89 12/31/08 Tangible (a) 13.89 1.91 1.99 2.07 2.15 2.22 2.25 2.29 2.13 ROE 2010E 19% (1%) (1%) (1%) (1%) (1%) (1%) (1%) (2%) Accretion/(Dilution) - % EPS 2009E $3.44 56% 44% 31% 18% 5% 0% (6%) (9%) 2010E 4.07 13% 10% 7% 4% 1% (0%) (2%) (4%) BVPS Reported $15.63 9% 10% 10% 11% 11% 11% 12% 12% 12/31/08 Tangible (a) 13.89 14% 14% 15% 15% 16% 16% 17% 15% ROE 2010E 19% (3%) (4%) (5%) (6%) (7%) (7%) (8%) (10%) Implied Value per CastlePoint Share Current Price $20.31 $9.17 $9.65 $10.16 $10.66 $11.17 $11.40 $11.68 $12.19 Volume 30 23.77 10.73 11.29 11.88 12.48 13.07 13.34 13.67 14.26 Weighted 45 24.15 10.90 11.47 12.08 12.68 13.28 13.55 13.89 14.49 Average 60 24.74 11.17 11.75 12.37 12.99 13.61 13.88 14.23 14.85 Price 90 24.91 11.24 11.83 12.45 13.08 13.70 13.98 14.32 14.95 6/19/08 25.84 11.66 12.27 12.92 13.57 14.21 14.50 14.86 15.50 5/22/08 27.29 12.32 12.96 13.65 14.33 15.01 15.31 15.69 16.37 Source: FactSet (7/7/08). (a) Excludes purchase accounting related goodwill and intangibles. 21

III PRO FORMA FINANCIAL ANALYSIS Analysis at Various Prices ($ in millions, except per share amounts) Transaction reflects accessin $145mm of CastlePoint’s cash via a bride pre-closin 5/22 Initial Offer CastlePoint Current Fixed Price Paid per CastlePoint Share Statistic $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price $9.55 5% 29% 15% 20% 26% 31% 36% 41% Implied Areate Equity Value $382 $475 $423 $443 $463 $483 $502 $522 Price as a Multiple of: Earnins per Share: 2008E $1.80 (a) 5.6x 6.9x 6.1x 6.4x 6.7x 7.0x 7.2x 7.5x 2009E 2.37 (a) 4.2 5.2 4.6 4.8 5.1 5.3 5.5 5.7 2010E 2.69 (a) 3.7 4.6 4.1 4.3 4.5 4.6 4.8 5.0 Book Value per Share (3/31/08): Reported $10.96 0.91x 1.12x 1.00x 1.05x 1.09x 1.14x 1.19x 1.23x Diluted 0.91 1.13 1.01 1.05 1.10 1.15 1.20 1.24 Book Value per Share (12/31/08): Reported $12.32 0.81x 1.00x 0.89x 0.93x 0.97x 1.01x 1.05x 1.10x Diluted 0.81 1.01 0.90 0.94 0.98 1.02 1.06 1.11 Pro Forma Tower Ownership: All Stock 57% 52% 55% 53% 52% 51% 50% 50% Includin Cash 67% 59% 63% 62% 60% 59% 58% 56% Acquisition Premia: Current Share Price $9.55 5% 29% 15% 20% 26% 31% 36% 41% 30 Day VWAP 9.52 5% 29% 15% 21% 26% 31% 36% 42% 45 Day VWAP 9.73 3% 27% 13% 18% 23% 28% 34% 39% 52-Week Hih 15.00 (33%) (18%) (27%) (23%) (20%) (17%) (13%) (10%) 52-Week Low 9.09 10% 36% 21% 27% 32% 38% 43% 49% Implied Areate Exchane Ratio 0.4914x 0.6066x 0.5416x 0.5662x 0.5908x 0.6155x 0.6401x 0.6647x Premium/(Disc.) to Historical VWAP: 30 Day 0.4008x 23% 51% 35% 41% 47% 54% 60% 66% 45 Day 0.4031 22% 50% 34% 40% 47% 53% 59% 65% 60 Day 0.3972 24% 53% 36% 43% 49% 55% 61% 67% 90 Day 0.3938 25% 54% 38% 44% 50% 56% 63% 69% Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. (a) Based on manaement projections. 22

IV Selected Structural Considerations

IV SELECTED STRUCTURAL CONSIDERATIONS Summary of Structural Considerations Transactions involving stock consideration generally use either a fixed value or a fixed ratio in determining the consideration to be paid to target shareholders Fixed value: number of acquiror shares varies to deliver a fixed value to the target at closing Fixed ratio: exchange ratio of acquiror shares to target shares is fixed In a cash and stock transaction, there are two general mechanisms for allocating consideration among target shareholders Cash election: target shareholders individually elect to receive cash or stock (or a combination thereof), subject to proration as necessary to maintain aggregate consideration mix Pro rata: target shareholders receive a pre-determined allocation of cash and stock 23

TOWER GROUP
IV SELECTED STRUCTURAL CONSIDERATIONS

Comparison of Exchange Mechanisms

- **Fixed value exchange mechanisms often have price caps/floors to create a "collar" across an acquiror share price range**
- **"Walkaways" typically resisted by acquirors given the introduction of uncertainty and potential for market manipulation, especially for stocks with limited volume**

	FIXED RATIO	FIXED VALUE
MECHANISM	Exchange ratio of acquiror shares to target shares is fixed	Number of acquiror shares varies to deliver a fixed value to the target at closing
BENEFITS TO ACQUIROR	Fixed number of shares being issued provides set share dilution unless walk-away or other rights are included	Acquiror keeps upside in its own stock unless a walk away or **price cap** is included
DISADVANTAGES TO ACQUIROR	Acquiror gives up upside in its own stock unless walk away or other rights are included	Potential for unlimited share dilution to acquiror if acquiror stock declines unless a walk-away or **floor price** is included
BENEFITS TO TARGET	Potential upside if acquiror stock rises prior to closing unless walk-away or other rights are included	Full downside protection with guaranteed value at closing unless a walk-away or **floor price** is included
DISADVANTAGES TO TARGET	Possibility of downside if acquiror stock declines prior to closing unless walk-away or other rights are included	No upside in acquiror stock unless a walk-away or **cap price** is included; potentially diluted stake in combined firm

24 LAZARD

IV SELECTED STRUCTURAL CONSIDERATIONS Precedent Transactions ($ in millions) Announce Equity Exchange Date Acquiror Target Value % Cash Mechanism Collar 3/9/04 Sovereign Bancorp Waypoint Financial $982 29 % Fixed No 5/1/07 Susquehanna Bancshares Cmnty Banks 815 10 Fixed (a) No 8/22/02 Banknorth Group American Financial Holdings 746 50 Fixed (a) No 12/22/03 Provident Finl Svcs First Sentinel Bancorp 644 38 Fixed No 7/16/04 PNC Finl Svcs Riggs Natl 627 43 Floating Yes CASH 4/28/04 Associated Banc First Federal Capital 612 10 Fixed (a) No ELECTION 7/19/07 PNC Finl Svcs Sterling Financial 561 40 Fixed (a) No 7/19/07 M&T Bank Partners Trust Financial Group 543 50 Floating (a) No 6/17/02 Marshall & Ilsley Mississippi Valley Bancshares 505 52 Floating Yes 3/13/03 Mercantile Bankshares F&M Bancorp 502 25 Floating (b) No Mean 35 % Median 39 1/26/04 Sovereign Bancorp Seacoast Finl Svcs $935 28 % Floating Yes 11/9/05 Marshall & Ilsley Gold Banc 752 15 Floating Yes PRO 7/27/07 KeyCorp U.S.B. Holding Co. 568 34 Fixed No RATA Mean 26 % Median 28 Source: SDC and company filings. Note: Includes selected financial services transactions between of $500 million to $1.0 billion since 2002 with combination of cash and stock consideration. (a) Subject to pro ration. (b) Subject to pro ration. Transaction subject to termination at a specific exchange ratio floor. 25

IV SELECTED STRUCTURAL CONSIDERATIONS Exchange Mechanism Illustration Assumptions Initial Indication (High) $12.32 Current Tower Share Price (7/7/08) $20.31 Consideration Mix at Initial Value: Stock 74% Cash 26% Illustrative Tower Share Price at Closing Fixed Ratio Fixed Value 7/7/08 Midpoint 5/22/08 7/7/08 Midpoint 5/22/08 $20.31 $23.80 $27.29 $20.31 $23.80 $27.29 Gross Stock Exchange Ratio (100% Stock) 0.4913x 0.4684x 0.4513x 0.6066x 0.5176x 0.4514x Stock Exchange Ratio (Including Cash) 0.3351x 0.3351x 0.3351x 0.4504x 0.3844x 0.3351x Value of Tower Shares at Closing $6.81 $7.98 $9.14 $9.15 $9.15 $9.14 Value of Cash at Closing 3.17 3.17 3.17 3.17 3.17 3.17 Value of Total Consideration at Closing $9.98 $11.15 $12.32 $12.32 $12.32 $12.32 Tower Shares Issued at Closing vs. Current Share Price 26

Appendix

A Additional Pro Forma Financial Analyses

A ADDITIONAL PRO FORMA FINANCIAL ANALYSES Pro Forma Income Statement ($ in millions, except per share amounts) Illustrative $12.32 purchase price (29% premium to current share price). Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 2009E 2010E Standalone Net Income: Tower $80.0 $94.6 CastlePoint 91.6 103.8 Subtotal $171.6 $198.4 Adjustments: Pre-Closing CastlePoint Net Income -- -- Cost Savings $3.6 $4.7 Interest Expense (2.9) -- Amortization of Identifiable Intangibles (0.5) (0.5) Amortization of Debt Issuance Fee -- -- Amortization of Bridge Loan Fees (2.4) -- Loss of Equity Income from CastlePoint (3.9) (4.9) Foregone Interest Income on Cash (5.2) (5.2) Shift in Business Mix 2.1 6.6 Change in TRM Accounting (4.1) (0.9) Impact of External Reinsurance Ceded (5.4) (11.3) CastlePoint Tax Adjustment (30.5) (34.1) Subtotal ($49.2) ($45.5) Pro Forma Net Income $122.4 $152.8 WA Diluted Shares (mm): Pro Forma 39.5 39.5 Tower Standalone 23.2 23.2 Earnings per Share: Pro Forma $3.10 $3.87 Tower Standalone 3.44 4.07 Accretion/(Dilution): $ ($0.34) ($0.20) % (9.9%) (4.8%) Source: FactSet (7/7/08), company filings and management forecasts. Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. Note: Standalone data based on management projections. 27

A ADDITIONAL PRO FORMA FINANCIAL ANALYSES Pro Forma 2009E BVPS Accretion/(Dilution) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer Current Fixed Price Paid per CastlePoint Share  $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium 5% 29% 15% 20% 26% 31% 36% 41%  2009E BVPS Accretion/(Dilution) - %  Current Price $20.31 15% 8% 11% 9% 8% 8% 8% 8% Volume 30 23.77 21% 15% 17% 16% 15% 15% 16% 16% Weighted 45 24.15 21% 16% 18% 16% 16% 16% 16% 17% Average 60 24.74 22% 17% 19% 17% 17% 17% 17% 18% Price 90 24.91 22% 17% 19% 18% 17% 17% 18% 18% 6/19/08 25.84 24% 19% 20% 19% 19% 19% 19% 20% 5/22/08 27.29 25% 21% 23% 21% 21% 21% 22% 22% 2009E BVPS Accretion/(Dilution) - $  Current Price $20.31 $2.76 $1.58 $2.06 $1.74 $1.59 $1.58 $1.57 $1.57 Volume 30 23.77 3.87 2.89 3.25 2.97 2.86 2.90 2.94 2.98 Weighted 45 24.15 3.98 3.02 3.37 3.09 2.99 3.03 3.08 3.12 Average 60 24.74 4.15 3.21 3.55 3.27 3.18 3.23 3.28 3.33 Price 90 24.91 4.19 3.27 3.60 3.32 3.23 3.29 3.34 3.39 6/19/08 25.84 4.44 3.56 3.86 3.60 3.52 3.59 3.65 3.71 5/22/08 27.29 4.79 3.99 4.25 4.00 3.94 4.02 4.10 4.18 Source: Management forecasts. 28

A ADDITIONAL PRO FORMA FINANCIAL ANALYSES Pro Forma 2010E BVPS Accretion/(Dilution) Transaction reflects accessin $145mm of CastlePoint’s cash via a bride pre-closin 5/22 Initial Offer Current Fixed Price Paid per CastlePoint Share $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium 5% 29% 15% 20% 26% 31% 36% 41% 2010E BVPS Accretion/(Dilution) - % Current Price $20.31 14% 6% 9% 8% 6% 6% 6% 5% Volume 30 23.77 19% 13% 16% 14% 13% 13% 13% 12% Weihted 45 24.15 20% 14% 16% 15% 14% 14% 13% 13% Averae 60 24.74 21% 15% 17% 16% 15% 15% 14% 14% Price 90 24.91 21% 15% 18% 16% 15% 15% 15% 15% 6/19/08 25.84 22% 17% 19% 17% 17% 16% 16% 16% 5/22/08 27.29 24% 19% 21% 19% 19% 19% 19% 19% 2010E BVPS Accretion/(Dilution) - $ Current Price $20.31 $3.09 $1.41 $2.15 $1.72 $1.47 $1.37 $1.27 $1.18 Volume 30 23.77 4.42 2.96 3.58 3.19 2.99 2.94 2.89 2.84 Weihted 45 24.15 4.55 3.11 3.72 3.34 3.14 3.10 3.05 3.01 Averae 60 24.74 4.75 3.34 3.93 3.56 3.37 3.33 3.29 3.26 Price 90 24.91 4.81 3.41 3.99 3.62 3.43 3.40 3.36 3.33 6/19/08 25.84 5.10 3.76 4.31 3.95 3.77 3.75 3.73 3.71 5/22/08 27.29 5.53 4.27 4.78 4.43 4.27 4.27 4.27 4.26 Source: Manaement forecasts. 29

A ADDITIONAL PRO FORMA FINANCIAL ANALYSES CastlePoint Book Value Analysis – Adjusted for Potential Reserve Increase ($ in millions, except per share amounts) Book value adjusted for $10mm of loss reserve deficiency as of 12/31/08 Price Paid per CastlePoint Share $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price ($9.55) 5% 29% 15% 20% 26% 31% 36% 41% Reported (12/31/08): Book Value $471.8 $471.8 $471.8 $471.8 $471.8 $471.8 $471.8 $471.8 Book Value per Share: Basic $12.32 $12.32 $12.32 $12.32 $12.32 $12.32 $12.32 $12.32 Diluted 12.32 12.23 12.28 12.26 12.24 12.22 12.21 12.19 Adjusted (12/31/08): Book Value per Share: Basic $12.06 $12.06 $12.06 $12.06 $12.06 $12.06 $12.06 $12.06 Diluted 12.06 11.97 12.02 12.00 11.98 11.96 11.95 11.94 Source: FactSet (7/7/08) and management forecasts. 30

A ADDITIONAL PRO FORMA FINANCIAL ANALYSES Illustrative Pro Forma Impact (12/08 Close) ($ in millions, except per share amounts) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer Tower Current Fixed Price Paid per CastlePoint Share Statistic $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price ($9.55) 5% 29% 15% 20% 26% 31% 36% 41% Pro Forma Financial Data: 2009E EPS $3.44 $4.65 $3.10 $3.77 $3.37 $3.15 $3.07 $3.00 $2.93 Book Value per Share (12/31/08): Reported $15.63 $17.19 $17.54 $17.35 $17.42 $17.50 $17.56 $17.63 $17.69 Tangible (a) 13.89 15.93 15.91 16.09 16.16 16.17 15.77 15.38 15.01 2009E ROAE 20% 24% 16% 20% 18% 17% 16% 16% 16% Implied Pro Forma Share Price at 2009E P/E Multiple of: 5.7x $26.50 $17.68 $21.49 $19.23 $17.97 $17.52 $17.10 $16.70 6.3 29.40 19.61 23.83 21.33 19.93 19.44 18.96 18.52 8.0 37.20 24.82 30.16 26.99 25.22 24.59 24.00 23.43 9.0 41.85 27.92 33.93 30.36 28.38 27.67 27.00 26.36 12/08 Tower Standalone Share Price at 6.3x 2009E Earnings $3.44 $21.77 $21.77 $21.77 $21.77 $21.77 $21.77 $21.77 $21.77 % Change from Current 20.31 7% 7% 7% 7% 7% 7% 7% 7% Share Price Difference – Standalone vs. Pro Forma at 2009E P/E Multiple of: 5.7x 22% (19%) (1%) (12%) (17%) (19%) (21%) (23%) 6.3 35% (10%) 9% (2%) (8%) (11%) (13%) (15%) 8.0 71% 14% 39% 24% 16% 13% 10% 8% 9.0 92% 28% 56% 39% 30% 27% 24% 21% Total Share Price Difference – Current vs. Pro Forma at 2009E P/E Multiple of: 5.7x 30% (13%) 6% (5%) (12%) (14%) (16%) (18%) 6.3 45% (3%) 17% 5% (2%) (4%) (7%) (9%) 8.0 83% 22% 48% 33% 24% 21% 18% 15% 9.0 106% 37% 67% 49% 40% 36% 33% 30% Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. (a) Excludes purchase accounting related goodwill and intangibles. 31

A ADDITIONAL PRO FORMA FINANCIAL ANALYSES “Has/Gets” Analysis – CastlePoint Shareholder Perspective at Closing ($ in millions, except per share amounts) Transaction reflects accessing $145mm of CastlePoint’s cash via a bridge pre-closing 5/22 Initial Offer CastlePoint Current Fixed Price Paid per CastlePoint Share Statistic $9.98 $12.32 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 Implied Premium to Current Share Price $9.55 5% 29% 15% 20% 26% 31% 36% 41% Pro Forma 2009E EPS $4.65 $3.10 $3.77 $3.37 $3.15 $3.07 $3.00 $2.93 Implied Exchange Ratio (Ex ~ $120mm Cash) 0.3242x 0.4436x 0.3763x 0.4019x 0.4273x 0.4528x 0.4783x 0.5037x Pro Forma 2009E EPS per CastlePoint Share $1.51 $1.38 $1.42 $1.36 $1.35 $1.39 $1.43 $1.48 Implied Stock Consideration per CastlePoint Share at 2009E P/E Multiple of: 5.7x $8.59 $7.84 $8.09 $7.73 $7.68 $7.93 $8.18 $8.41 6.3 9.53 8.70 8.97 8.57 8.52 8.80 9.07 9.33 8.0 12.06 11.01 11.35 10.84 10.78 11.14 11.48 11.80 9.0 13.57 12.39 12.77 12.20 12.13 12.53 12.91 13.28 Plus: Cash Consideration per CastlePoint Share $3.40 $3.31 $3.36 $3.34 $3.32 $3.30 $3.29 $3.27 Implied Total Consideration per CastlePoint Share at 2009E P/E Multiple of: 5.7x $11.99 $11.15 $11.44 $11.06 $11.00 $11.24 $11.46 $11.68 6.3 12.93 12.01 12.33 11.91 11.84 12.10 12.36 12.60 8.0 15.46 14.32 14.71 14.18 14.10 14.44 14.76 15.07 9.0 16.96 15.70 16.13 15.54 15.45 15.83 16.20 16.55 12/08 CastlePoint Standalone Share Price at 0.87x Book Value (12/31/08) $12.32 $10.73 $10.73 $10.73 $10.73 $10.73 $10.73 $10.73 $10.73 % Change from Current 9.55 12% 12% 12% 12% 12% 12% 12% 12% Share Price Difference – Standalone vs. Pro Forma at 2009E P/E Multiple of: 5.7x 12% 4% 7% 3% 2% 5% 7% 9% 6.3 20% 12% 15% 11% 10% 13% 15% 17% 8.0 44% 33% 37% 32% 31% 35% 38% 40% 9.0 58% 46% 50% 45% 44% 48% 51% 54% Total Share Price Difference – Current vs. Pro Forma at 2009E P/E Multiple of: 5.7x 26% 17% 20% 16% 15% 18% 20% 22% 6.3 35% 26% 29% 25% 24% 27% 29% 32% 8.0 62% 50% 54% 49% 48% 51% 55% 58% 9.0 78% 64% 69% 63% 62% 66% 70% 73% Note: Assumes Tower share price of $20.31 and CastlePoint share price of $9.55. 32

B Selected Comparable Public Company Trading Analysis

B SELECTED COMPARABLE PUBLIC COMPANY TRADIN ANALYSIS Comparable Bermuda Public Company Tradin Analysis ($ in millions, except per share data) Summary Statistics Selected Comparable Public Companies CastlePoint Mean Median Aspen Endurance Odyssey Re PartnerRe Platinum Market Data: Ticker CPHL AHL ENH ORH PRE PTP Current Share Price $9.55 $23.00 $30.08 $36.31 $67.07 $31.87 % of 52W Hih 64% 79% 80% 76% 70% 83% 80% 84% % of 52W Low 105% 102% 101% 102% 100% 110% 100% 101 % FD Market Capitalization $368 $2,020 $1,979 $2,424 $3,739 $1,807 Price as a Multiple of: EPS: 2008E (a) 5.5 x 7.0 x 5.7 x 5.7 x 5.1 x 11.9 x 6.6 x 5.7 x 2009E (a) 4.3 6.9 6.1 5.3 5.1 11.3 6.6 6.1 Book Value (3/31/08): Reported (b) 0.87 x 0.85 x 0.89 x 0.78 x 0.77 x 0.90 x 0.92 x 0.89 x Adjusted (c) 0.85 0.88 0.87 0.84 0.79 0.93 0.98 0.87 Selected Ratios: Lon-Term rowth Rate (a) 13.5% 10.6% 12.0% 10.0% 12.0% 13.5% 5.0% 12.5% '08 - '09 EPS rowth 25.7% 1.0% 0.4% 6.5% 0.4% 5.9% (0.5) % (7.2) % 2008E PE Ratio 0.40 x 0.73 x 0.57 x 0.57 x 0.43 x 0.88 x 1.32 x 0.45 x 2008E ROE (a) 15.2% 13.5% 14.4% 14.4% 15.5% 7.7% 14.1% 16.1% 2009E ROE (a) 16.7 12.4% 13.3% 13.3% 14.6% 7.3% 13.0% 13.9 % Indicated Dividend Yield 2.1% 2.1% 2.6% 2.6% 3.3% 0.7% 2.7% 1.0 % Debt/Total Capital 24.2% 14.2% 15.3% 9.1% 16.1% 15.3% 18.4% 12.4% 2007 PW/BV 0.80 x 0.98 x 0.89 x 0.89 x 0.86 x 1.25 x 1.12 x 0.76 x 2007 NPW/BV 0.80 0.90 0.76 0.76 0.76 1.16 1.10 0.70 2007 AAP Combined Ratio 93.9% 84.0% 81.0% 83.0% 79.9% 95.5% 80.4% 81.0 % Ratins (A.M. Best/S&P/Moody's) A-/--/-- A/A/A2 A/A/A2 A/A-/A3 A+/AA-/Aa3 A/—/— Source: FactSet (7/7/08) and company filins. (a) IBES median consensus. (b) Based on common shareholders’ equity. (c) Excludes accumulated other comprehensive income (AOCI). 33

B SELECTED COMPARABLE PUBLIC COMPANY TRADIN ANALYSIS Comparable Specialty P&C Public Company Tradin Analysis ($ in millions, except per share data) Summary Statistics Selected Comparable Public Companies Tower Mean Median Markel Naviators Philadelphia RLI W.R. Berkley Market Data: Ticker TWP MKL NAV PHLY RLI WRB Current Share Price $20.31 $356.20 $51.94 $32.84 $47.20 $23.80 % of 52W Hih 57% 73% 73% 65% 79% 72% 78% 73% % of 52W Low 100% 104% 101% 100% 111% 107% 101% 100 % FD Market Capitalization $478 $3,547 $882 $2,430 $1,039 $4,179 Price as a Multiple of: EPS: 2008E (a) 6.9 x 9.9 x 9.0 x 13.2 x 9.0 x 9.0 x 11.4 x 6.8 x 2009E (a) 6.0 9.8 9.0 13.7 9.0 8.5 11.2 6.6 Book Value (3/31/08): Reported (b) 1.51 x 1.33 x 1.35 x 1.35 x 1.29 x 1.50 x 1.37 x 1.16 x Adjusted (c) 1.43 1.41 1.52 1.53 1.31 1.52 1.52 1.17 Selected Ratios: Lon-Term rowth Rate (a) 22.5% 12.8% 12.5% 12.0% 11.0% 15.5% 13.0% 12.5% '08E - '09E EPS rowth 15.3% 1.3% 1.2% (3.5) % 0.9% 5.2% 1.2% 2.9% 2008E PE Ratio 0.31 x 0.78 x 0.82 x 1.10 x 0.82 x 0.58 x 0.87 x 0.54 x 2008E ROE (a) 20.3% 13.8% 13.7% 10.1% 13.7% 15.9% 11.7% 17.6% 2009E ROE (a) 19.2 12.2% 12.0% 8.7% 12.0% 14.5% 11.2% 14.8 % Indicated Dividend Yield 1.0% 1.4% 1.4% — % — % — % 1.9% 0.8 % Debt/Total Capital 24.3% 15.8% 15.5% 20.7% 15.5% — % 14.6% 28.1% 2007 NPW/PHS 1.0 x 1.0 x 1.1 x 1.1 x 0.8 x 1.2 x 0.7 x 1.2 x 2007 AAP Combined Ratio 83.7% 82.0% 87.5% 88.0% 87.5% 74.8% 71.4% 88.1% 2007 Statutory Loss Ratio 42.8% 38.4% 38.1% 35.6% 47.3% 38.1% 23.3% 47.9 % Ratins (A.M. Best/S&P/Moody's) A-/--/-- A/BBB-/A3 A/A/A3 A+/--/A1 A+/A+/A2 A+/A+/A2 Source: FactSet (7/7/08) and company filins. (a) IBES median consensus. (b) Based on common shareholders’ equity. (c) Excludes accumulated other comprehensive income (AOCI). 34

B SELECTED COMPARABLE PUBLIC COMPANY TRADING ANALYSIS Insurance Universe: Valuation Snapshot ($ in millions, except per share data) % of 52-Week Market P/E ROE Dividend Company High Low Cap. NTM (a) 2008E (a) 2009E (a) LTGR (a) P/B 2008E (a) 2009E (a) Yield Selected Specialty: Markel 65.3% 100.0% $3,547 13.5x 13.2x 13.7x 12.0% 1.35x 10.1% 8.7 % NA Navigators 78.9 110.7 882 9.0 9.0 9.0 11.0 1.29 13.7 12.0 NA Philadelphia 71.8 107.3 2,430 8.7 9.0 8.5 15.5 1.50 15.9 14.5 NA RLI 77.6 100.6 1,039 11.3 11.4 11.2 13.0 1.37 11.7 11.2 1.9 % Tower 57.2 100.0 478 6.3 6.9 6.0 22.5 1.51 20.3 19.2 1.0 W.R. Berkley 73.4 100.0 4,179 6.7 6.8 6.6 12.5 1.16 17.6 14.8 0.8 Mean (b) 73.4% 103.7% 9.8x 9.9x 9.8x 12.8% 1.33x 13.8% 12.2% 1.4 % Median (b) 73.4 100.6 9.0 9.0 9.0 12.5 1.35 13.7 12.0 1.4 Selected Bermuda: Aspen 75.8% 101.6% $2,020 5.5x 5.7x 5.3x 10.0% 0.78x 14.4% 13.3% 2.6 % CastlePoint 63.7 105.1 368 4.7 5.5 4.3 13.5 0.87 15.2 16.7 2.1 Endurance 69.6 100.0 1,979 5.1 5.2 5.1 12.0 0.77 15.5 14.6 3.3 Odyssey 83.0 110.2 2,424 11.5 11.9 11.3 13.5 0.90 7.7 7.3 0.7 Partner Re 80.3 100.0 3,739 6.6 6.6 6.6 5.0 0.92 14.1 13.0 2.7 Platinum 84.2 100.6 1,807 5.9 5.7 6.1 12.5 0.89 16.1 13.9 1.0 Mean (b) 78.6% 102.5% 6.9x 7.0x 6.9x 10.6% 0.85x 13.5% 12.4% 2.1 % Median (b) 80.3 100.6 5.9 5.7 6.1 12.0 0.89 14.4 13.3 2.6 Primary: ACE 85.3% 100.6% $17,981 6.9x 6.9x 6.9x 13.0% 1.11x 14.9% 13.7% 2.0 % Arch 84.7 100.2 4,163 6.2 6.2 6.2 5.0 1.14 18.2 15.7 NA EverestRe 67.3 100.0 4,753 6.2 6.2 6.1 10.0 0.84 13.0 12.2 2.5 Max Re 71.4 101.1 1,218 6.2 7.8 5.4 12.0 0.85 10.2 13.9 1.7 Argo Group 72.8 103.6 1,060 7.4 8.0 7.0 12.0 0.74 9.5 9.4 NA Mean 76.3% 101.1% 6.6x 7.0x 6.3x 10.4% 0.94x 13.2% 13.0% 2.1 % Median 72.8 100.6 6.2 6.9 6.2 12.0 0.85 13.0 13.7 2.0 Source: FactSet (7/7/08), SNL and company filings. (a) IBES median consensus. (b) Summary statistics exclude Tower and CastlePoint. 35

C Convertible Preferred

C CONVERTIBLE PREFERRED Underlying Structure of Mandatory Convertible Units • Mandatory Convertible Units are structured as a Unit of a fixed income instrument and a purchase contract in order to provide issuers with • High equity content rating agency treatment Fixed Income + Purchase Contract Security • Favorable EPS treatment via treasury stock method of accounting • Tax deductibility of a significant component of the yield paid • The purchase contract provides a forward sale of a variable number of common shares at an agreed upon price, hedging issuer’s downside Mandatory Convertible risk and providing significant equity credit Unit • The fixed income instrument provides immediate proceeds, tax deductibility, and collateralizes the investor’s obligation under the purchase contract FIXED INCOME BENEFITS CONSIDERATIONS Senior Note • Greatest likelihood of remarketing success • Debt outstanding for at least 2 years after equity issuance • Investor preference for seniority • Debt on balance sheet • Agencies prefer more junior security • Can be issued out of an operating subsidiary to improve tax argument Trust Preferred • Incremental rating agency credit • Debt outstanding for at least 2 years after equity issuance Securities • Trust Preferred (subordinated debt) on balance sheet • Greater remarketing risk 36

C CONVERTIBLE PREFERRED Issuer and Investor Perspectives ADVANTAGES • Conversion to equity is certain • High equity content treatment by rating agencies subject to caps and intention to ultimately reduce debt • Additional proceeds from forward purchase contract in year 3 may be used to redeem other debt • Majority of cost tax deductible ISSUER • Treasury stock method EPS treatment • ROE friendly until conversion • No voting rights until conversion • Optics of investor willing to mandatorily convert after short period of time • Higher payment rate until conversion as compensation for forward purchase contract INVESTOR • Seniority to common stock CONSIDERATIONS • More complex structure vs. perpetual convertible preferred • Requires remarketing of debt before year 3 • Higher payment rate to investor pre-conversion Consumes hybrid capacity ISSUER • Marginally higher initial leverage ratios as NPV of forward purchase contract payments deducted from book value at issuance • If seeking maximum equity credit, once converted, requires take out of debt issued to preserve leverage ratios • Variability on EPS dilution based on stock price • Imputed cost of forward contract not tax deductible • Forced conversion in year 3 • Downside risk of common stock • Limited period of enhanced yield INVESTOR • Requires optional deferability of dividends to achieve desired rating agency treatment • No voting rights until conversion • Longer required lock-up period 37

C CONVERTIBLE PREFERRED Summary of Mandatory Convertible Trust Preferred Security Trust preferred security and forward contract to purchase common stock SUMMARY DESCRIPTION 8.20% (3 Year) PRICING 30% Conversion Premium LIKELY Moody’s: Basket D for 3 years assuming intention is to use purchase contract proceeds to reduce debt, RATING AGENCY otherwise Basket C CLASSIFICATION S&P: Equity LIKELY U.S. TAX Majority tax-deductible DEDUCTIBILITY ABILITY TO GIVE No VOTING RIGHTS LIKELY U.S. GAAP EPS Treasury method TREATMENT Note: Terms assume that Tower Group is BBB credit rated 38

C CONVERTIBLE PREFERRED Profile of Standard Mandatory Convertible Units PAYOUT STRUCTURE VS COMMON EQUITY ISSUANCE(a) SHARES ISSUED (a) 100 5 + Current Dividend of 0.98% 4 75 3 + 8.20% Dividend Shares (in millions) Payout (in millions of US Dollars) 2 50 $20.31 $26.40 1 15 Share Price in US Dollars $20.31 $26.40 15 Share Price in US Dollars BETWEEN ISSUE AND BELOW ISSUE PRICE CONVERSION PRICE ABOVE CONVERSION PRICE • Units mandatorily convert one-for-one • Conversion ratio equal to Issue Price • Units convert into common stock at into Issuer’s common stock divided by Common Price at Maturity fixed conversion premium ratio (0.77 in above example) • Dilutive impact to EPS no worse than • Issuer receives 100% benefit of price dilutive impact in common stock appreciation • Dilutive impact on EPS held constant, offering but less than dilutive impact of common • Dilutive impact on EPS declines as share stock issuance • Investor accepts all the downside risk of price increases owning the underlying common stock • Investor participates in 77.7% of price • Investors receive constant dollar value appreciation equal to their original investment, with the number of common shares received • Issuer delivers 23% fewer shares decreasing with increase in stock price (a) Graphical illustration of proposed 3 Year Security 7/7/08. 39

C CONVERTIBLE PREFERRED Indicative Tower Group Convertible Security Term Sheet: 3 Year MANDATORY CONVERTIBLE PREFERRED SECURITY Issuer: Tower Group Inc. Issue Size: $75,000,000 Principal Amount: $1,000 Maturity/Settlement: 3 Years. Mandatory conversion into the Company’s common stock after year 3 at then current common stock share price Description of Security: Mandatorily Convertible Preferred Units, which are mandatorily convertible securities consisting of a contract to purchase stock at different purchase dates, and an undivided beneficial interest in trust preferred securities Dividend Rate and Payment Dates: [8.20%] in aggregate per annum, payable quarterly. The payment rate consists of a payment on each series of the trust preferred securities and a contract payment on the purchase contracts. Trust preferred payments and purchase contract payments are both deferrable under certain circumstances Dividend Stopper: Dividends may not be paid on the common stock of the Company unless they are first paid to the preferred stock holders Reference Price: Closing Price on Day of Issuance [or 3 day VWAP] Conversion Premium and Feature: [30%] premium to reference price. Holders may convert notes into a fixed number of common shares at any time Purchase Contract Settlement: The number of common shares to be issued: Tower stock price above the conversion price: 0.7777 shares Tower stock price between conversion price and the reference price: 0.7777 to 1 share Tower stock price at or below the reference price: 1 share Ranking: Preferred Stock: Will rank senior only to the Company’s common stock and pari passu with future preferred stock of the Company Call Protection: 3 Years Change of Control Redemption: Upon a change of control, the Company is required to offer to repurchase all or a portion of the holders’ notes for cash at 100% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to but not including the date of repurchase Make-Whole Amount: Holders who convert their notes in connection with certain events resulting in a change of control may be entitled to a make-whole premium in the form of an increase in the conversion rate Anti-Dilution Adjustments: Standard market adjustments including for dividends paid in excess of $[ ] per share of common stock per quarter Voting Rights: No Voting Rights Use of Proceeds: General corporate purposes 40

D Selected CastlePoint Information

D SELECTED CASTLEPOINT INFORMATION Summary of Analyst Estimates and Recommendations RECOMMENDATION SUMMARY RECOMMENDATION SUMMARY Analyst coverage is limited No large capital markets banks cover the stock Buy Median price target at $16.00 per share 100% PRICE TARGETS & EARNINGS ESTIMATES CONSENSUS RATING TREND Price Estimated EPS Rating Price Firm Name Rating Target 2008E 2009E Date 5 $25.00 Piper Jaffray Buy $19.00 $1.75 $2.05 5/8/08 Fox-Pitt Kelton Outperform 13.00 1.75 2.05 5/7/08 4 20.00 Keefe, Bruyette & Woods Outperform 16.00 1.80 2.30 5/7/08 KeyBanc Buy 16.00 1.80 2.20 5/6/08 Friedman, Billings, Ramsey Outperform 17.00 1.75 2.20 5/6/06 3 15.00 High $19.00 $1.80 $2.30 Consensus Mean 16.20 1.77 2.16 Statistics Median 16.00 1.75 2.20 2 10.00 Low 13.00 1.75 2.05 Buy 100% Current Price: $9.55 1 5.00 Hold 0% % Difference vs. Median: (40%) 7 Jul 07 18 Sep 07 30 Nov 07 11 Feb 08 24 Apr 08 7 Jul 08 Sell 0% Rating Consensus Share Price 5=Buy 3=Hold 1=Sell Source: FactSet (7/7/08), Bloomberg and equity research. 41

D SELECTED CASTLEPOINT INFORMATION Shareholder Ownership Summary TOP SHAREHOLDERS BREAKDOWN OF CURRENT OWNERSHIP INSIDERS Rank Holder Name Position % O/S Implied 1 Tower Group, Inc. 3,682,000 9.6% Retail 2 Lee Michael H 956,091 2.5 17% Institutions 3 Weiner Joel S 96,493 0.3 70% 4 Doyle Gregory T 48,432 0.1 5 Beitz Joseph P 34,821 0.1 Insiders 6 Robbie William A 34,293 0.1 13% 7 Smith Robert S 26,293 0.1 8 Van Gorder Jan R 14,529 0.0 9 Brown Roger Alan 7,500 0.0 10 Barrow Richard M 3,000 0.0 Top 10 Insiders 4,903,452 12.8% Total Insiders 4,903,452 12.8% INSTITUTIONS/OTHER INSTITUTIONAL INVESTMENT SYTLE Rank Holder Name Position % O/S 1 Columbia Management Advisors, Inc. 3,464,472 9.0% Yield Index 2 Leon G. Cooperman 2,500,700 6.5 2% 5% 3 US Trust, Bank of America 2,223,260 5.8 4 Capital World Investors 1,295,000 3.4 GARP 5 UBS Global Asset Management 1,121,794 2.9 41% 6 Vanguard Group, Inc. 843,358 2.2 Growth 7 Eubel Brady & Suttman Asset Mgmt. 826,007 2.1 26% 8 Lazard Asset Management LLC 762,959 2.0 9 Cumberland Associates LLC 698,474 1.8 10 ADAR Investment Management LLC 630,000 1.6 Top 10 Institutions 11,865,324 37.4% Value Total Institutions 27,052,557 70.4% 26% Retail 6,472,102 16.8% Total 38,428,111 100.0% Source: FactSet (7/7/08) and company filings. 42

TOWER GROUP

D SELECTED CASTLEPOINT INFORMATION

Top 25 Institutional Holders – Acquisition Timing

(shares in thousands)

Rank	Holder	Current Position	Since IPO		7/1/07 – 3/31/08		4/1/07 – 6/30/07		3/31/07 Position
			Net Shares Acquired	% of Holding	Net Shares Acquired	% of Holding	Net Shares Acquired	% of Holding	
1	Columbia Mgmt Advisors	3,464	3,464	100%	3,092	89%	372	11%	0
2	US Trust, Bank of America	2,223	0	0%	0	0%	0	0%	2,223
3	Capital World Investors	1,295	1,295	100%	1,295	100%	0	0%	0
4	UBS Global Asset Mgmt	1,122	1,122	100%	408	36%	714	64%	0
5	Vanguard Group	843	843	100%	830	98%	14	2%	0
6	Fabel Brady & Sutman	826	826	100%	(477)	--	1,303	158%	0
7	Lazard Asset Mgmt	763	763	100%	733	96%	30	4%	0
8	Cumberland Associates	698	698	100%	(1,000)	--	1,698	243%	0
9	ADAR Investment Mgmt	630	630	100%	630	100%	0	0%	0
10	DePrince, Race & Zollo	627	627	100%	427	68%	200	32%	0
11	Third Avenue Mgmt	622	622	100%	196	32%	426	68%	0
12	Hunter Global Investors LP	537	537	100%	537	100%	0	0%	0
13	JPMorgan Asset Mgmt	517	517	100%	225	44%	292	56%	0
14	King Investment Advisors	514	514	100%	(106)	--	620	121%	0
15	Friedman, Billings & Ramsey	500	482	96%	(0)	--	482	96%	18
16	Wasatch Advisors	489	489	100%	489	100%	0	0%	0
17	Becker Capital Mgmt	475	178	37%	0	0%	178	37%	297
18	Delaware Investment Advisers	456	456	100%	(64)	--	520	114%	0
19	Peninsula Capital Mgmt	455	455	100%	355	78%	100	22%	0
20	JPMorgan Investment Advisors	455	455	100%	88	19%	367	81%	0
21	Wells Capital Mgmt	453	453	100%	188	42%	265	58%	0
22	Lotsoff Capital Mgmt	432	432	100%	378	88%	54	12%	0
23	Roumell Asset Mgmt	418	418	100%	393	94%	25	6%	0
24	Dreman Value Mgmt	415	415	100%	415	100%	0	0%	0
25	RCM Capital Mgmt	400	400	100%	344	86%	57	14%	0
	Total	19,630	17,091		9,376		7,716		2,539
	Average CastlePoint Share Price		$12.90		$11.98		$15.64		

Source: FactSet (7/7/08)

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D SELECTED CASTLEPOINT INFORMATION CastlePoint Income Statement – Historical/Projected ($ in millions, except per share amounts) Historical Projected CAGR 2005 2006 2007 2008E 2009E 2010E 2011E 2012E '06 - '07 08 - '12 Revenues: Net Premiums Earned -- $79.0 $248.4 $476.2 $628.2 $666.1 $719.9 $791.8 214.5% 13.6% Commission Income -- 2.3 7.5 7.6 7.6 7.6 7.6 7.6 219.3% 0.0% Insurance Services Revenue -- -- -- 6.5 5.5 6.1 6.7 7.3 -- 3.2% Net Investment Income -- 11.2 29.5 44.6 58.2 72.3 86.2 100.1 163.8% 22.4% Net Realized Gains/(Losses) -- 0.0 (8.2) -- -- -- -- -- -- -- Total Revenues -- $92.5 $277.1 $534.8 $699.5 $752.0 $820.4 $906.8 199.5% 14.1% Expenses: Loss & Loss Adjustement Expenses -- $41.0 $131.3 $266.5 $360.0 $389.4 $428.1 $479.2 220.7% 15.8% Commission & Other Acq. Expenses -- 29.4 91.6 161.9 209.1 218.3 234.2 255.5 211.5% 12.1% Other Operating Expenses 0.0 12.2 17.9 24.5 26.0 27.1 28.3 29.6 46.9% 4.8% Interest Expense -- 0.6 9.5 11.1 11.1 11.1 11.1 11.1 -- 0.0% Total Expenses $0.0 $83.1 $250.2 $464.0 $606.3 $645.9 $701.7 $775.4 201.2% 13.7% Pre-Tax Income ($0.0) $9.5 $26.9 $70.8 $93.2 $106.1 $118.7 $131.4 184.5% 16.7% Income Tax Expense -- 1.1 5.9 (1.5) (1.6) (2.3) (3.5) (4.7) 435.9% 32.4% Net Income ($0.0) $10.5 $32.7 $69.3 $91.6 $103.8 $115.2 $126.6 210.5% 16.3% Earnings per Share: Diluted Earnings per Common Share -- $0.47 $0.89 $1.80 $2.37 $2.69 $2.98 $3.28 89.4% 16.3% WA Common Shares Outstanding: Diluted -- 22.336 36.635 38.600 38.600 38.600 38.600 38.600 64.0% 0.0% Source: Company filings and management projections. 44

D SELECTED CASTLEPOINT INFORMATION CastlePoint Balance Sheet ($ in millions) Historical Growth 12/31/06 12/31/07 03/31/08 06 - '07 Assets: Investments $390.3 $539.9 $602.8 38.3% Cash & Cash Equivalents 34.8 153.6 193.7 341.7% Cash & Invested Assets $425.0 $693.5 $796.6 63.2% Accrued Investment Income 2.2 4.1 3.8 83.8% Assumed Premiums Receivable 44.9 125.6 168.6 179.5% Premiums Receivable - Programs 1.3 9.1 21.2 601.4% Prepaid Reinsurance Premiums -- 3.5 7.5 -- Goodwill -- -- -- -- Deferred Acquisition Costs 30.4 73.1 78.4 140.7% Deferred Income Taxes 1.1 7.1 7.8 547.5% Deferred Financing Fees 3.1 3.7 3.6 19.1% Funds Held by Reinsured Companies 0.6 -- -- -- Other Assets 2.8 7.2 10.3 161.7% Total Assets $511.3 $926.7 $1,097.8 81.2% Liabilities: Loss & Loss Adjustment Expense $34.2 $121.4 $151.8 255.1% Unearned Premium 86.2 217.5 239.2 152.4% Assumed Losses Payable 3.5 8.5 21.3 143.9% Premiums Payable - Programs 1.1 16.3 37.0 1,416.5% Accounts Payable & Accrued Expenses 2.9 3.6 3.1 25.2% Payable for Securities -- -- 86.4 -- Other Liabilities 0.7 3.6 5.1 395.9% Subordinated Debentures 103.1 134.0 134.0 30.0% Total Liabilities $231.6 $504.9 $677.9 118.0% Shareholders' Equity: Common Shares $0.3 $0.4 $0.4 29.4% Additional Paid-in-Capital 269.5 385.1 385.5 42.9% Accumulated Other Comprehensive Income 1.7 (1.1) (12.1) (163.4%) Retained Earnings 8.3 37.4 46.0 351.5% Total Shareholders' Equity $279.7 $421.8 $419.8 50.8% Total Liabilities and Shareholders' Equity $511.3 $926.7 $1,097.8 81.2% Source: Company filings and management projections. 45

TOWER GROUP
D SELECTED CASTLEPOINT INFORMATION

CastlePoint Executives and Directors

EXECUTIVES

NAME	AGE	POSITION
Michael H. Lee	50	Chairman & CEO of CastlePoint Holdings; CEO & Director of CastlePoint Mgmt. And CastlePoint Insurance Co.
Gregory T. Doyle	47	President & Director of CastlePoint Holdings, CastlePoint Mgmt. and CastlePoint Insurance; Director of CastlePoint Re
Joel S. Weiner	58	CFO, Senior VP & Director of CastlePoint Re, CastlePoint Mgmt. and CastlePoint Insurance Co.
Richard M. Barrow	54	Senior VP & Chief Accounting Officer of CastlePoint Holdings, CastlePoint Re, CastlePoint Mgmt. and CastlePoint Insurance Co.; Director of CastlePoint Mgmt. and CastlePoint Insurance Co.
Joseph P. Beitz	51	President & Director of CastlePoint Re; Director of CastlePoint Insurance Co.

BOARD OF DIRECTORS

NAME	POSITION	AGE	TENURE	AFFILIATIONS
Michael H. Lee	Chairman & CEO	50	2006	Tower Group, Inc.
Gregory T. Doyle	President & Director	47	2006	Tower Group, Inc.; BMS Vision Re, Presidential Re, Guy Carpenter & Co.; American Re
William A. Robbie	Director	57	2006	Platinum Underwriters; St. Paul Re; XL Capital; Prudential; Continental Insurance Cos.
Robert S. Smith	Director	49	2006	Sherier Capital; Friedman, Billings, Ramsey; McGuire Woods LLP; Asset Capital Corp.
Jan Reid Van Gorder	Director	60	2007	Erie Insurance Group; Insurance Federation of Pennsylvania

Source: Company filings.

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